NSAR ITEM 77O

VK Equity Income Fund
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1        Comcast Corporation  Salomon    5,500,000   0.37         1/10/01
                                 Smith Barney
    2        Ciena Corp.       Goldman Sachs  6,200,000   1.033       2/05/01
    3       Sprint Corp.      Goldman Sachs   310,400,000  0.204      5/31/01



Underwriters for #1
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc
Banc of America Securities LLC
Chase Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
BNY Capital Markets, Inc.
Barclays Capital Inc.
Credit Suisse First Boston Corporation
Deutsche Bank Securities Inc.
First Union Securities, Inc.
Fleet Securities, Inc.
Lehman Brothers Inc.
Scotia Capital (USA) Inc.
SunTrust Equitable Securities Corporation



Underwriters for #2
Goldman, Sachs & Co.
Morgan Stanley Dean Witter
Banc of America Securities LLC
Robertson Stephens




Underwriters for #3
Goldman Sachs & Co.
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
Deutsche Banc Alex Brown Inc.
Salomon Smith Barney Inc.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporation
Allen & Company Incorporated
Robert W. Baird & Co. Incorporated
Dresdner Kleinwort Wasserstein
A.G. Edwards & Sons, Inc.
First Union Securities Inc.
Edward D. Jones & Co. L.P.
Prudential Securities Incorporated
Samuel Siebert & Co., Inc.
The Williams Capital